SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. )*

Cloopen Group Holding Limited

(Name of Issuer)

Class A Ordinary Shares, par value $0.0001 per share

(Title of Class of Securities)

18900M104

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CV IV HOLDCO, LTD. (“SC CV IV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,528,456
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,528,456

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,528,456
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CV IV SENIOR HOLDCO, LTD. (“SC CVF IV SENIOR HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,528,456 shares, of which 27,528,456 shares are directly owned by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CVF IV SENIOR HOLDCO.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,528,456 shares, of which 27,528,456 shares are directly owned by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CVF IV SENIOR HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,528,456
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA VENTURE FUND IV, L.P. (“SC CVF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

27,528,456 shares, of which 27,528,456 shares are directly owned by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CVF IV SENIOR HOLDCO. The sole shareholder of SC CVF IV SENIOR HOLDCO is SC CVF IV.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

27,528,456 shares, of which 27,528,456 shares are directly owned by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CVF IV SENIOR HOLDCO. The sole shareholder of SC CVF IV SENIOR HOLDCO is SC CVF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,528,456
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON SC CHINA VENTURE IV MANAGEMENT, L.P. (“SC CV IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

27,528,456 shares, of which 27,528,456 shares are directly owned by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

27,528,456 shares, of which 27,528,456 shares are directly owned by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,528,456
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

27,528,456 shares, of which 27,528,456 shares are directly held by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

27,528,456 shares, of which 27,528,456 shares are directly held by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,528,456
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

27,528,456 shares, of which 27,528,456 shares are directly held by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT. SCC HOLD is wholly owned by SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

27,528,456 shares, of which 27,528,456 shares are directly held by SC CV IV HOLDCO. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT. SCC HOLD is wholly owned by SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,528,456
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON MAX HONEST LIMITED (“MAX HONEST”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 26,051,641
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 26,051,641

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,051,641
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in th Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON BEIJING SEQUOIA MINGDE EQUITY INVESTMENT CENTRE (L.P.) (“BEIJING MINGDE EQUITY”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION THE PEOPLE’S REPUBLIC OF CHINA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,051,641
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON BEIJING SEQUOIA KUNDE INVESTMENT MANAGEMENT CENTRE LIMITED PARTNERSHIP (“BEIJING KUNDE”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION THE PEOPLE’S REPUBLIC OF CHINA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,051,641
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON SHANGHAI HUANYUAN INVESTMENT MANAGEMENT LIMITED (“SHANGHAI HUANYUAN”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION THE PEOPLE’S REPUBLIC OF CHINA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,051,641
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON KUI ZHOU (“KZ”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION THE PEOPLE’S REPUBLIC OF CHINA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN. The members of the investment committee of BEIJING MINGDE EQUITY who exercise voting and investment discretion with respect to the shares held by BEIJING MINGDE EQUITY are Messrs. KZ and NS.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

26,051,641 shares, of which 26,051,641 shares are directly owned by MAX HONEST. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN. The members of the investment committee of BEIJING MINGDE EQUITY who exercise voting and investment discretion with respect to the shares held by BEIJING MINGDE EQUITY are Messrs. KZ and NS.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,051,641
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

53,580,097 shares, of which 27,528,456 shares are directly held by SC CV IV HOLDCO and 26,051,641 shares are directly held by MAX HONEST. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT. SCC HOLD is wholly owned by SNP. NS wholly owns SNP. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN. The members of the investment committee of BEIJING MINGDE EQUITY who exercise voting and investment discretion with respect to the shares held by BEIJING MINGDE EQUITY are Messrs. KZ and NS.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

53,580,097 shares, of which 27,528,456 shares are directly held by SC CV IV HOLDCO and 26,051,641 shares are directly held by MAX HONEST. The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT. SCC HOLD is wholly owned by SNP. NS wholly owns SNP. The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN. The members of the investment committee of BEIJING MINGDE EQUITY who exercise voting and investment discretion with respect to the shares held by BEIJING MINGDE EQUITY are Messrs. KZ and NS.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,580,097
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.7%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 303,090,509 Class A Ordinary Shares outstanding as of May 10, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 10, 2021.

ITEM 1.

(a) Name of Issuer:

Cloopen Group Holding Limited

(b) Address of Issuer’s Principal Executive Offices:

16/F, Tower A, Fairmont Tower

33 Guangshun North Main Street

Chaoyang District, Beijing

People’s Republic of China

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital CV IV Holdco, Ltd.

Sequoia Capital CV IV Senior Holdco, Ltd.

Sequoia Capital China Venture Fund IV, L.P.

SC China Venture IV Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Max Honest Limited

Beijing Sequoia Mingde Equity Investment Center Company (L.P.)

Beijing Sequoia Kunde Investment Management Center Limited Partnership

Shanghai Huanyuan Investment Management Limited

Kui Zhou

Neil Nanpeng Shen

The sole shareholder of SC CV IV HOLDCO is SC CV IV SENIOR HOLDCO. The sole shareholder of SC CV IV SENIOR HOLDCO is SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC HOLD is the General Partner of SC CV IV MGMT. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

The sole shareholder of MAX HONEST is BEIJING MINGDE EQUITY. The General Partner of BEIJING MINGDE EQUITY is BEIJING KUNDE. The General Partner of BEIJING KUNDE is SHANGHAI HUANYUAN. The members of the investment committee of BEIJING MINGDE EQUITY who exercise voting and investment discretion with respect to the shares held by BEIJING MINGDE EQUITY are Messrs. KZ and NS.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC CV IV HOLDCO, SC CV IV SENIOR HOLDCO, SC CVF IV, SC CV IV MGMT, SCC HOLD, MAX HONEST: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

BEIJING MINGDE EQUITY, BEIJING KUNDE, SHANGHAI HUANYUAN, KZ: The Peoples Republic of China

(d) CUSIP Number:

18900M104

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital CV IV Holdco, Ltd.

By:	Sequoia Capital CV IV Senior Holdco, Ltd., its Sole Shareholder

By:	Sequoia Capital China Venture Fund IV, L.P., its Sole Shareholder

By:	SC China Venture IV Management, L.P.
its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital CV IV Senior Holdco, Ltd.

By:	Sequoia Capital China Venture Fund IV, L.P., its Sole Shareholder

By:	SC China Venture IV Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Venture Fund IV, L.P.

By:	SC China Venture IV Management, L.P., its General Partner

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Venture IV Management, L.P.

By:	SC China Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	SNP China Enterprises Limited, its Sole Owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Max Honest Limited

By:	Beijing Sequoia Mingde Equity Investment Center Company (L.P.), its Sole Shareholder

By:	Beijing Sequoia Kunde Investment Management Center Limited Partnership, its General Partner

By:	Shanghai Huanyuan Investment Management Limited, its General Partner

By:	/s/ Kui Zhou
Kui Zhou, Authorized Signatory

Beijing Sequoia Mingde Equity Investment Center Company (L.P.)

By:	Beijing Sequoia Kunde Investment Management Center Limited Partnership, its General Partner

By:	Shanghai Huanyuan Investment Management Limited, its General Partner

By:	/s/ Kui Zhou
Kui Zhou, Authorized Signatory

Beijing Sequoia Kunde Investment Management Center Limited Partnership

By:	Shanghai Huanyuan Investment Management Limited, its General Partner

By:	/s/ Kui Zhou
Kui Zhou, Authorized Signatory

Shanghai Huanyuan Investment Management Limited

By:	/s/ Kui Zhou
Kui Zhou, Authorized Signatory

Kui Zhou

By:	/s/ Kui Zhou
Kui Zhou, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen